Exhibit 10.48

CONTRIBUTION AND ASSIGNMENT AGREEMENT

This Contribution and Assignment Agreement (this “Agreement”) is entered into as of March 18, 2021, by and among Akers Biosciences Inc., a New Jersey corporation (“Akers”), Cystron Biotech LLC, a Delaware limited liability company (“Cystron”), and Oravax Medical Inc., a Delaware corporation (the “Company”).

RECITALS:

A. Akers, XYZ Merger Sub Inc. (“Merger Sub”), and MYMD Pharmaceuticals, Inc. (“MYMD”) have entered into that certain Agreement and Plan of Merger and Reorganization, dated November 11, 2020 (the “Merger Agreement”), whereby, among other things, MYMD will merge with and into Merger Sub, becoming a wholly-owned subsidiary of Akers and, in connection with the merger, the holders of the outstanding equity of MYMD immediately prior to the merger will own approximately 80% of the outstanding equity of Akers immediately following the merger (the “Merger Transactions”).

B. Akers currently owns 100% of the issued and outstanding membership interests (the “Cystron Interests”) of Cystron.

C. Akers previously acquired the Cystron Interests from Premas Biotech Pvt. Ltd. (“Premas”), [***], Cutter Miller Capital LLC (“CMC”), and Run Ridge LLC (“Run Ridge” and, together with Premas, [***] and CMC, the “Cystron Sellers”), pursuant to that certain Membership Interest Purchase Agreement, dated as of March 23, 2020, by and among Akers and the Cystron Sellers (the “Cystron MIPA”).

D. Concurrently with the execution of this Agreement and effective as of the Closing Date:

i.	Akers and the Cystron Sellers are entering into a Termination and Release Agreement, in form and substance mutually agreeable to Akers and the Cystron Sellers (the “Termination and Release Agreement”), whereby the Cystron Sellers are, among other things, terminating certain obligations set forth in the MIPA and releasing Akers from any related liabilities or obligations thereunder; and

ii.	Premas is delivering executed consents, estoppels and other documentation necessary or appropriate for the continuation, effective immediately following the transactions contemplated hereby, of Cystron’s rights and remedies under that certain Amended and Restated License and Development Agreement, dated March 19, 2020, between Cystron and Premas (such agreement the “License Agreement”, and such consents, estoppels and other documentation, collectively the “Premas Consents and Estoppels”).

E. Effective as of the Closing Date:

i.	The Company, Akers, the Cystron Sellers and Oramed (as defined below) will enter into a Stockholders’ Agreement, in form and substance mutually acceptable to the Company, Akers, the Cystron Sellers and Oramed (the “Stockholders’ Agreement”) with respect to certain rights and obligations of Akers, the Cystron Sellers and Oramed relating to the Company; and

ii.	Oramed Pharmaceuticals, Inc. and its affiliates (“Oramed”) and the Company will enter into the Oramed License Agreement (as defined herein).

F. Akers desires to (a) effective as of the Closing Date, cause Cystron to contribute the Assigned Assets and the Assigned Liabilities and (b) on or prior to the Closing Date, contribute the Cash Contribution (as defined herein), in each case, to the Company in exchange for 390,000 shares of the capital stock of the Company (the “Issued Shares”), which Issued Shares are being issued to Akers on the date hereof.

G. It is the desire of the parties hereto to set forth the specific terms and conditions of Akers’ contribution of the Assigned Assets, Assigned Liabilities and the Cash Contribution to the Company.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

AGREEMENT:

1. Contribution, Assignment and Issuance. At the Closing:

(a) (i) Akers will, subject to and in accordance with Section 6(b), contribute an amount in cash equal to $1,500,000 to the Company (the “Cash Contribution”) and (ii) at the Closing, Cystron shall, or Akers shall cause Cystron to, contribute, transfer, and assign to the Company all of Cystron’s right, title, and interest in, to and under the Assigned Assets, and the Company will accept the Assigned Assets as of the Closing. “Assigned Assets” means the License Agreement, all intellectual property, data, inventory, raw materials and know-how related to Cystron’s product candidates and their development during the term of the License Agreement, in each case, in the possession or control of Cystron or Akers, but excluding the Excluded Assets. In exchange for the Cash Contribution and the transactions contemplated hereby, the Company is, as of the date hereof, issuing the Issued Shares to Akers, free and clear of all liens and encumbrances (other than transfer restrictions arising under applicable securities laws or as set forth in the Company’s Certificate of Incorporation).

(b) Nothing contained in this Agreement will be deemed to assign, sell, transfer or convey to the Company the following assets of Cystron (collectively, the “Excluded Assets”): (i) the corporate seals, organizational documents, minute books, stock books, tax returns, books of account, and records having to do with the corporate organization of Cystron, (ii) insurance policies of Cystron and (iii) any other assets that are not set forth in the definition of Assigned Assets, and, in each case, Cystron will retain all right, title and interest to, in and under the Excluded Assets.

(c) Subject to the terms and conditions set forth herein, the Company shall assume and agree to pay, perform and discharge only the liabilities in respect of the Assigned Assets, and only to the extent that such liabilities thereunder: (A) arise and are required to be performed after the Closing Date, and (B) do not relate to any failure to perform, improper performance or other breach, default or violation by Cystron on or prior to the Closing Date, (collectively, the “Assigned Liabilities”).

(d) Notwithstanding any provision herein to the contrary, the Company will not assume or succeed to, and will not be liable for, be subject to, or be obligated for, and the Assigned Assets will not be subject to, any liabilities of Cystron that are not Assigned Liabilities including all such liabilities that were accrued prior to, but are required to be performed after, the Closing. All such other liabilities (unless specifically identified as an Assigned Liability) shall be retained and remain liabilities of Cystron (all such liabilities not being assigned and assumed, collectively, the “Excluded Liabilities”).

2. Closing:

(a) Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) will take place on the earlier of (i) the date that is the 90th day from the date of execution of this Agreement, and (ii) the date of consummation of the Merger Transactions, via exchange of executed signature pages by electronic means (including email of documents in portable document format (.pdf)), or by such other means agreed to by the parties (such date and time of the Closing being herein called the “Closing Date”). Except as otherwise expressly provided herein, all proceedings to be taken and all documents to be executed and delivered by all parties at the Closing will be deemed to have been taken and executed simultaneously, and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed, and delivered.

(b) At or prior to the Closing, the Company will deliver or cause to be delivered to Akers, and Akers’ obligation to consummate the transactions contemplated hereby will be conditioned upon the delivery of, the following:

(i) Evidence that Premas has executed and delivered to the Company the Premas Consents and Estoppels, including copies thereof duly executed by Premas;

(ii) The Stockholders’ Agreement, duly executed by the Company, the Cystron Sellers and Oramed, effective as of the Closing Date;

(iii) Evidence reasonably satisfactory to Akers that the Oramed License Agreement has been executed and delivered by Oramed to the Company and is in full force and effect; and

(iv) A bill of sale, assignment and assumption agreement transferring the Assigned Assets and Assigned Liabilities to the Company, duly executed by the Company, effective as of the Closing Date.

(c) At or prior to the Closing, Akers will deliver or cause Cystron to deliver to the Company:

(i) A bill of sale, assignment and assumption agreement transferring the Assigned Assets and Assigned Liabilities to the Company, duly executed by Cystron, effective as of the Closing Date; and

(ii) A copy of the Stockholders’ Agreement, duly executed by Akers.

(d) At or prior to the Closing Date, Akers will deliver, or will have delivered, to Premas on behalf of Cystron an amount in cash equal to $1,200,000 in satisfaction of all currently accrued and unpaid milestone payments and other fees for services due pursuant to the License Agreement (the “License Agreement Outstanding Payments”). In addition to the cash amount equal to $1,200,000, Akers will hold for payment and delivery, an additional amount equal to $300,000 and 134,572 shares of Aker’s common stock and 72,992 shares of Aker’s Series D Preferred Stock, due to Premas, to be paid and delivered at a future date, upon Premas obtaining the requisite permissions from Indian Authorities and making a demand on Akers for payment and delivery of the same. For the avoidance of doubt, the 134,572 shares of Aker’s common stock and 72,992 shares of Aker’s Series D Preferred Stock referred to in the preceding sentence were previously issued and are outstanding in the stock books of Akers registered in the name of Premas. Cystron and Premas confirm that (i) aside from the License Agreement Outstanding Payments and the other amounts set forth in this paragraph, no other payments or consideration are due pursuant to the License Agreement, and (ii) Company shall have no payment obligations to Premas thereunder. For the avoidance of doubt, the License Agreement Outstanding Payments are separate and apart from the Cash Contribution.

3. Royalty Payments.

(a) The Company shall, commencing on the date of the first commercial sale of a Company Product or any Combination Product and ending on a country-by-country basis until the later of (i) expiration of the last-to-expire of all valid claims covering the Company Product or (ii) twenty (20) years from the Closing Date, (such end date, the “Royalty Payment Term”) make quarterly royalty payments to Akers equal to 2.5% of all Net Sales of all such Company Products, including any Combination Products; provided, however, that in the event that any such Company Product (or Combination Product) is no longer covered by a valid claim in a particular country then in such instance the quarterly royalty payment shall be reduced by fifty percent (50%) for the balance of the Royalty Payment Term (such payments, the “Royalty Payments”). Within ninety (90) days following the end of each calendar quarter, the Company shall provide Akers with a report containing the following information for the applicable calendar quarter: (i) the amount of gross commercial sales of all Company Products sold by or on behalf of the Company and/or any of its subsidiaries, (ii) an itemized calculation of Net Sales, including a breakdown of Net Sales according to country, currency, dates of invoices, number and type of Company Products sold, showing any applicable calculations provided for in the definition of Net Sales, (iii) the amount of gross commercial sales of all Combination Products sold by or on behalf of the Company and/or any of its subsidiaries, (iv) an itemized calculation of Net Sales, including a breakdown of Net Sales according to country, currently, dates of invoices, number and type of Combination Product sold, showing any applicable deductions provided for in the definition of Net Sales, (v) a calculation of the Royalty Payment due on such sales, and (vi) the exchange rates, if any, used in determining any of the foregoing calculations.

(b) Within five (5) business days of delivery of such report, the Company shall deliver to Akers cash equal to the aggregate amount due pursuant to this Section 3 with respect to Net Sales of Company Products or any Combination Product for such calendar quarter. The Company shall (and shall cause its subsidiaries to) use commercially reasonable efforts to maintain complete and accurate records covering the sale of the Company Products and any Combination Product consistent with sound business and accounting principles and practices and in such form and in such details as to enable the determination of the amounts due to Akers pursuant to this Section 3. For a period of one (1) year from the end of the calendar year in which a payment was due hereunder, upon thirty (30) days’ prior notice, the Company shall (and shall cause its subsidiaries to) make such records relating to such payment available, during regular business hours and not more often than twice each calendar year, for examination by an independent certified public accountant selected by Akers for the purposes of verifying compliance with this Agreement and the accuracy of the financial reports and/or invoices furnished pursuant to this Agreement. The results of any such audit shall be shared by the auditor with both the Company and Akers and shall be considered confidential information of both parties. Any amounts shown to be owed to the other shall be paid within thirty (30) days from the auditor’s report. Such audits may not (a) be conducted for any calendar year more than one (1) years after the end of such calendar year or (b) be repeated for any calendar year.

(c) In the event of a Sale of the Company or a Deemed Liquidation Event, the Company shall cause all Company obligations under this Section 3 to be assumed by the successor entity to the Company.

(d) For purposes of this Agreement:

i.	“Company Product” means a Product as defined in License Agreement being assigned hereunder.

ii.	“Combination Product” means a product offering sold under a single price consisting of a Company Product in combination with, or supplied with, one or more other products, whether or not such other products are sold separately.

iii.	“Deemed Liquidation Event” means each of the following events, unless the stockholders of the Company holding at least a majority of the voting power of common stock of the Company, voting as a single class on an as-converted basis elect otherwise by written consent sent to the Company at least 10 days prior to the effective date of any such event: (a) a merger or consolidation in which (i) the Company is a constituent party, or (ii) a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger, or consolidation, except, any such merger or consolidation involving the Company or a subsidiary in which the shares of capital stock of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock of the Company that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation, or (b) (i) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all the assets of the Company and its subsidiaries taken as a whole, or (ii) the sale or disposition (whether by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except, in each case, where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Company.

iv.	“Net Sales” means the gross amounts invoiced on sales of the Company Products by or on behalf of the Company and/or any of its subsidiaries, to a third-party purchaser, less the following customary and commercially reasonable deductions (without duplication), determined in accordance with generally accepting accounting principles in the United States of America (“GAAP”) and actually taken, paid, accrued, allocated, or allowed based on good faith estimates: (a) trade, cash, or quantity discounts, allowances and credits, (b) excise taxes, use taxes, tariffs, sales taxes and customs duties, or other government charges imposed on the sale of the Company Products, specifically excluding, for clarity, any income taxes assessed against the income arising from such sale, (c) compulsory or negotiated payments and cash rebates or other expenditures to governmental authorities or agencies (or designated beneficiaries thereof) in the context of any national or local health insurance programs or similar programs, including pay-for-performance agreements, risk sharing agreements as well as government levied fees as a result of the Affordable Care Act and other similar legislation and foreign equivalents, (d) rebates, chargebacks, administrative fees, and discounts (or the equivalent thereof) to managed health care organizations, group purchasing organizations, insurers, pharmacy benefit managers (or the equivalent thereof), specialty pharmacy providers, governmental authorities, or their agencies or purchasers, reimbursers or trade customers, as well as amounts owed to patients through co-pay assistance cards or similar forms of rebate to the extent the latter are directly related to the prescribing of the Company Products, (e) gross sales offsets provided to specialty pharmacies, warehousing chains or distributors for their services provided (f) outbound freight, shipment, and insurance costs, (g) retroactive price reductions, credits, or allowances actually granted upon claims, rejections, or returns of Company Products, including for recalls or damaged or expired goods, billing errors and reserves for returns and (h) any invoiced amounts that are not collected by the Company and/or any of its subsidiaries, including bad debts. Net Sales will include named patient sales only if the Company Product is sold at a price greater than the applicable cost of goods (as determined in accordance with GAAP). Net Sales will not include transfers or dispositions for: (i) clinical trial purposes; (ii) compassionate use or patient assistance programs; or (iii) similar uses in a limited number to support regulatory approvals or as required by any governmental authority or agency, such as test marketing programs or other similar programs or studies.

In the event that Company Products are sold in the form of a Combination Product in a given country, then Net Sales for such Combination Product in such country will be determined as follows: (1) in the event that any Company Products is sold in the form of Combination Products, if the Company Products is sold separately and all other products in such Combination Product are sold separately, then Net Sales for the determination of royalties of Combination Products will be calculated by multiplying Net Sales of such Combination Product by the fraction A/(A+B), where A is the average Net Sales price of the Company Products component contained in the Combination Product in the applicable country, and B is the sum of the average Net Sales prices of all other product components included in the Combination Product in the applicable country, (2) if the Company Products is sold separately, but not all other products in a Combination Product are sold separately, then Net Sales for the determination of royalties of Combination Products will be calculated by multiplying Net Sales of such Combination Product by the fraction A/C, where A is the average Net Sales price of the Company Products component in the Combination Product in the applicable country, and C is the average Net Sales price of the entire Combination Product in the applicable country, (3) if the Company Products is not sold separately, but all other products in a Combination Product are sold separately, then Net Sales for such Combination Product will be calculated by multiplying actual Net Sales of such Combination Product by the fraction (C-B)/C, where B is the sum of the average Net Sales prices of all other product components included in the Combination Product in the applicable country, and C is the average Net Sales Price of the entire Combination Product in the applicable country, and (4) if Net Sales of a Combination Product cannot be determined using the methods (1) through (3) above, then the parties hereto will negotiate in good faith, at the latest six (6) months before the expected launch of such Combination Product, an allocation of Net Sales of such Combination Product to the respective API components or product components thereof, as the case may be, based on the fair market value of such components for the purposes of determining a Company Products specific or licensed API specific allocated Net Sales, and if the Parties are unable to agree on such a reasonable allocation no later than three (3) months prior to the estimated launch date of such Combination Product, then Net Sales of such Combination Product will be calculated based on the Company’s good faith estimate of the fair market value of the Company Products and each of the other product components included in such Combination Product when sold in such country. Royalty Payments related to such Combination Product will be calculated, due, and payable based only on such allocated Net Sales.

v.	“Sale of the Company” means either: (a) a transaction or series of related transactions in which any individual, corporation, partnership, trust, limited liability company, association or other entity (a “Person”), or a group of related Persons, acquires shares of the Company from a Person other than the Company and, after such transaction or series of related transactions, holds more than fifty percent (50%) of the outstanding voting power of the Company; or (b) a transaction that qualifies or would qualify as a Deemed Liquidation Event.

4. Representations and Warranties of Akers and Cystron. Each of Akers and Cystron hereby represents and warrants to the Company as of the date hereof and as of the Closing Date as follows:

(a) Akers is a corporation duly organized, validly existing, and in good standing under the laws of the State of New Jersey. Cystron is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware.

(b) Each of Akers and Cystron has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and no further proceedings on the part of Akers and/or Cystron are necessary to approve and authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, other than approval of a majority of Akers’ stockholders. This Agreement has been duly executed and delivered by Akers and Cystron and constitutes a valid and binding agreement, enforceable against Akers and Cystron in accordance with its terms, except as the enforceability hereof may be subject to applicable bankruptcy, insolvency, reorganization, or other similar laws affecting creditors’ rights generally and to general principles of equity.

(c) Neither the execution and delivery by Akers and/or Cystron of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with any of the provisions hereof, will result in a violation of any order, writ, injunction, decree, judgment, or ruling of any court or governmental entity, or any law, rule, or regulation applicable to Akers or Cystron or require any consent or approval of, or notice to, or filing or registration with, any person, except for those consents, approvals, notices, filings, or registrations that have been obtained, given, or made, as the case may be, and that are unconditional and in full force and effect and except with respect to the approval of a majority of Akers’ stockholders.

(d) Akers is the sole record and beneficial owner of the Cystron Interests. The Cystron Interests represent one hundred percent (100%) of the equity of Cystron and, other than the Cystron Interests, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, with respect to the ownership of Cystron. Cystron has good and valid title to all Assigned Assets. All of the Assigned Assets are, or will be as of the Closing, free and clear of all liens and encumbrances.

(e) The Assigned Assets, taken as a whole, constitute all of the assets and rights used or held by Cystron in connection with the License Agreement, as used or held by Cystron, prior to the date hereof. The Assigned Assets will enable the Company to use the License Agreement immediately after Closing, in the same manner as Cystron during the prior term of the License Agreement and as of immediately prior to the execution of this Agreement.

(f) Akers is acquiring the Issued Shares for its own account only and not with a view to, or for resale in connection with, any “distribution” of the Issued Shares within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), and, other than the distribution of all or a portion of the shares of common stock owned by Akers to Akers’ stockholders on a pro rata basis and which results in the listing of the Common Stock on a national securities exchange, Akers has no contract, undertaking, or arrangement to sell or transfer the Issued Shares to another person or entity.

(g) Akers confirms that, neither the Company nor anyone purportedly acting on behalf of the Company, has made any representations, warranties, agreements, or statements, express or implied, respecting the Issued Shares or the business, affairs, financial condition, plans, or prospects of the Company, nor has Akers relied on any representations, warranties, agreements, or statements in the belief that they were made on behalf of any of the foregoing nor has Akers relied on any such representations, warranties, agreements, or statements in reaching Akers’ decision to acquire the Issued Shares.

(h) Akers understands that the Issued Shares are “restricted securities” within the meaning of Rule 144 under the Securities Act.

(i) Akers is an Accredited Investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. Akers (i) can bear the economic risk of the acquisition of the Issued Shares, including the complete loss of Akers’ investment, and (ii) has sufficient knowledge and experience in business and financial matters as to be capable of evaluating the merits and risks of Akers’ acquisition of the Issued Shares.

(j) To the actual knowledge of Cystron and Akers, the License Agreement is in force and effect and is valid, binding and enforceable against the parties thereto, in accordance with its terms. Cystron is not in material breach of or default under any the License Agreement, and, to the actual knowledge of Cystron and Akers, no event exists which, with the giving of notice or lapse of time or both, would constitute such a breach or default on the part of the Cystron or any other party thereto.

(k) There is (i) no action pending or, to the actual knowledge of Akers, threatened against the Akers or Cystron or any of its properties or assets or any of its current or former directors, officers, employees or contractors (in their capacities as such) and (ii) no action pending or, to the actual knowledge of Akers, threatened against the Akers or Cystron that (A) challenges the validity or enforceability of this Agreement or (B) seeks to prevent, enjoin or otherwise delay the transactions contemplated hereby. With respect to the Assigned Assets and Assigned Liabilities, (x) Akers and Cystron have materially complied with for the past twelve (12) months and are in material compliance with all laws, regulations and ordinances of foreign, federal, state and local governments and all agencies thereof that are applicable, (y) Akers and Cystron are not interfering with, infringing upon, misappropriating or violating the intellectual property rights of any other person, and to the knowledge of Akers and Cystron, no other person is interfering with, infringing upon, misappropriating or violating the intellectual property rights associated with the Assigned Assets, and (z) to the knowledge of Akers and Cystron, any clinical development activities undertaken with respect to the Company Products pursuant to the License Agreement have been conducted in accordance with applicable law.

5. Representations and Warranties of the Company. The Company hereby represents and warrants to Akers and Cystron as of the date hereof and as of the Closing Date as follows:

(a) The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

(b) The Company has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement, enforceable against the Company in accordance with its terms, except as the enforceability hereof may be subject to applicable bankruptcy, insolvency, reorganization, or other similar laws affecting creditors’ rights generally and to general principles of equity.

(c) Neither the execution and delivery by the Company of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with any of the provisions hereof, will result in a violation of any order, writ, injunction, decree, judgment or ruling of any court or governmental entity, or any law, rule, or regulation applicable to the Company or the Company’s assets, or require any consent or approval of, or notice to, or filing or registration with, any person, except for those consents, approvals, notices, filings, or registrations that have been obtained, given, or made, as the case may be, and which are unconditional and in full force and effect.

(d) The authorized capital of the Company consists, immediately prior to the date hereof, and will consistent immediately prior to the Closing Date, of 3,000,000 shares of common stock, $0.0001 par value per share (the “Common Stock”), of which no shares are issued and outstanding immediately prior to the date hereof and no shares will be issued and outstanding immediately prior to the Closing Date. The Company holds no Common Stock in its treasury. Schedule A sets forth the capitalization of the Company immediately following the date hereof and immediately following the Closing Date, including, without limitation, the capitalization of the Company immediately following the issuance of Common Stock to the Cystron Sellers. The Company has not reserved any shares of Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to any equity or stock incentive plan, restricted stock purchase agreements, or options to purchase shares. There are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Company any shares of Common Stock, or any securities convertible into or exchangeable for shares of Common. The Company does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. The Company is not a participant in any joint venture, partnership or similar arrangement, except for the Stockholders’ Agreement.

(e) The Issued Shares are being issued in compliance with all applicable federal and state securities laws. The Issued Shares are being sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, are validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under applicable state and federal securities laws and liens or encumbrances created by or imposed by Akers. In connection with the offering of the Issued Shares made pursuant to this Agreement, the Company has not published, distributed, issued, posted or otherwise used or employed and shall not publish, distribute, issue, post or otherwise use or employ any form of general solicitation or general advertising within the meaning of Rule 502 under the Securities Act (a “General Solicitation”).

(f) No disqualifying event described in Rule 506(d)(1)(i)-(viii) promulgated under the Securities Act is applicable to the Company or, to the Company’s knowledge, any Company Covered Person, except for a disqualification event as to which Rule 506(d)(2)(ii)-(iv) or (d)(3) is applicable. “Company Covered Person” means, with respect to the Company as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any person or entity listed in the first paragraph of Rule 506(d)(1).

6. Covenants Regarding the Assigned Assets, the Cash Contribution and/or the Issued Shares.

(a) Each party and its successors and assigns hereby covenants and agrees that from time to time after the delivery of this Agreement and after the Closing Date, at Akers’ or the Company’s request and without further consideration, such party will execute and deliver such other and further instruments of transfer, assignment, and conveyance and all such notices, releases, acquittances, and other documents and will do and cause to be done such further commercially reasonable acts as may be necessary to transfer, assign, and convey to and vest in the Company the Assigned Assets and the Assigned Liabilities.

(b) The Company will use the Cash Contribution in accordance with a budget mutually agreed to by the parties hereto. The parties hereto will finalize such budget within ten (10) days after the date hereof and Akers shall contribute the Cash Contribution within two (2) business days after the parties finalize such budget. For the avoidance of doubt, the Company shall not, without the prior written consent of Akers, use any of the Cash Contribution (i) to redeem, repurchase or otherwise acquire, or to make any distributions in respect of, any of the Company’s securities, (ii) to repay or otherwise satisfy any indebtedness of the Company and/or its subsidiaries, or (iii) for any personal, family, or household purpose.

(c) As soon as practicable following the Closing Date, the Company shall negotiate and consummate a Qualified Financing.

(d) Notwithstanding anything to the contrary in this Agreement, if the Company issues or proposes to issue any shares of its capital stock, including, without limitation, the offer or sale of any New Securities, after the date hereof and until and through (i) the closing by the Company of a Qualified Financing and (ii) the execution by the Company of the Oramed License Agreement, the number of shares of capital stock of the Company owned by Akers as of immediately prior to the consummation of such issuance shall forthwith be proportionately increased, for no additional consideration, so that Akers shall own, as of immediately after the consummation of such issuance, a number of shares equal to thirteen percent (13%) of the Company’s outstanding shares of capital stock on a fully diluted basis.

(e) For purposes of this Agreement:

i.	“Qualified Financing” means any bona fide transaction or series of transactions involving the issuance or sale of New Securities after the date hereof that would result in at least $1,500,000 in gross proceeds to the Company excluding amounts upon the conversion of any outstanding debt.

ii.	“New Securities” means, collectively, equity securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities.

iii.	“Oramed License Agreement” means that certain license agreement between the Company and Oramed, providing for (1) the cash contribution of an amount equal to $1,500,000 by Oramed to the Company, (2) the issuance by the Company to Oramed of a number of shares of its capital stock equal to 63% of the then outstanding capital stock of the Company on a fully diluted basis, and (3) the development of an oral delivery system for Cystron’s COVID-19 vaccine candidate, in form and substance acceptable to Akers and the Cystron Sellers.

7. Tax Provisions. The Company is responsible to pay any and all federal, state, local or foreign net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value-added, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, registration, documentary, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax of any kind whatsoever imposed by any governmental authorities (“Taxes”) related to the transactions contemplated hereby, which, for the avoidance of doubt, does not include any type of income tax owed by Akers or Cystron. The Company will, at its own expense, timely file any returns, statements and reports required to be filed in respect of Taxes (“Tax Returns”) or other document with respect to such Taxes or fees (and Akers will cooperate with respect thereto as reasonably necessary).

8. Survival of Representations and Warranties. The representations and warranties contained in this Agreement shall survive indefinitely.

9. Assignment. This Agreement and the rights hereunder shall not be assignable or transferable by any party hereto (by operation of law or otherwise) without the prior written consent of the other party hereto.

10. Miscellaneous. This Agreement and all other documents and deliverables set forth in the Recitals and Article 2 of this agreement contain the entire understanding of the parties with respect to the transactions contemplated hereby and supersede all prior arrangements or understandings with respect thereto. In the event of any inconsistency between the terms of this Agreement and those set forth in any other instruments relating to the conveyance of the Assigned Assets and the assumption of the Assigned Liabilities, the terms of this Agreement shall be controlling. There are no restrictions, agreements, promises, warranties, covenants, or undertakings other than those expressly set forth herein or therein. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement or prior to the Closing Date, such provision shall be fully severed, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement; provided that if such illegal, invalid, or unenforceable provision may be made legal, valid, and enforceable by limitation thereof, then the provision shall be revised and reformed to make it legal, valid, and enforceable to the maximum extent permitted by law. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute but one and the same instrument. Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. The word “including” (in its various forms) means including without limitation.

11. Governing Law. This Agreement shall be governed by and interpreted and construed in accordance with the internal laws of the State of Delaware, without giving effect to its conflicts of law principles.

12. Waiver of Jury Trial. EACH PARTY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ITS RIGHT TO A TRIAL BY JURY TO THE EXTENT PERMITTED BY LAW IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF THE TERMS AND CONDITIONS OF THIS AGREEMENT. THIS WAIVER APPLIES TO ANY LEGAL ACTION OR PROCEEDING, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. EACH PARTY ACKNOWLEDGES THAT IT HAS RECEIVED THE ADVICE OF COMPETENT COUNSEL.

Remainder of Page Intentionally Left Blank.

Signature Pages Follow.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

AKERS:

AKERS BIOSCIENCES, INC.,
a Delaware corporation

By:	/s/ Christopher Schreiber
Name:	Christopher Schreiber
Title:	Executive Chairman

CYSTRON:

CYSTRON BIOTECH LLC

By:	/s/ Chritopher Schreiber
Name:	Christopher Schreiber
Title:	Manager

COMPANY:

ORAVAX MEDICAL INC.,
a Delaware corporation

By:	/s/ Josh Silverman
Name:	Josh Silverman
Title:	President

And with respect to the confirmation in Section 2(d) only,

PREMAS BIOTECH PVT. LTD.

By:	/s/ Prabuddha Kumar Kundu
Name:	Prabuddha Kumar Kundu
Title:	Managing Director